UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 28, 2006

KMG America Corporation

(Exact Name of Registrant as Specified in Charter)

Virginia	1-32377	20-1377270
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12600 Whitewater Drive, Suite 150
Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 930-4800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Executive Incentive Compensation Plan

On Tuesday, February 28, 2006, the Compensation Committee of the Board of Directors of KMG America Corporation (“KMG America”) reviewed and recommended to the Board of Directors that it approve the Executive Incentive Compensation Plan (the “Plan”) for executive management of KMG America and its wholly-owned subsidiary, Kanawha Insurance Company (“Kanawha”). On the same day, the Board of Directors of KMG America approved the Plan.

The Plan consists of three components: an annual incentive compensation plan; a long-term incentive compensation plan; and equity ownership targets. All stock based compensation awards under the Plan will be made under KMG America’s 2004 Equity Incentive Plan.

The annual incentive compensation portion of the Plan provides for the Committee to establish annual performance goals for the Chief Executive Officer (“CEO”) and other members of executive management authorized to participate in the Plan by the Committee. For 2006, annual incentive compensation awards will be based primarily on the Company’s achievement of earnings per share goals set by the Compensation Committee. The maximum potential bonus for the CEO is 200% of salary under the terms of his employment agreement with the Company, and 100% of salary for the other executive management participants under the terms of their employment agreements with the Company. Awards under the annual incentive compensation plan will generally be paid in cash, although the Compensation Committee has discretion to make payments in restricted stock or a combination of cash and restricted stock.

The long-term incentive compensation portion of the Plan provides for awards of equity based compensation to be paid to the CEO and executive management. Under the plan, participants will be granted stock based awards (restricted stock, stock options, stock appreciation rights and/or performance shares) that vest when certain Company financial targets are achieved. All awards will be made under KMG America’s 2004 Equity Incentive Plan and will be subject to availability of shares of the Company’s common stock under that Plan.

In addition, the Plan provides for the Compensation Committee to establish for the CEO and executive management targets for ownership of the Company’s common stock, which targets are expected to be achieved within five years. Thereafter, the targets will be increased based on a formula approved by the Committee. Vested but unexercised stock options and stock appreciation rights will not count towards reaching the ownership targets. The Committee and Board of Directors determined that significant ownership of the Company’s common stock by the CEO and executive management is necessary to insuring the ongoing viability of the Company and will lead to an appropriate emphasis on day-to-day operations, annual objectives and long-term goals.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, which is attached to this Form 8-K as Exhibit 10. .

Non-employee Directors’ Compensation

The non-employee directors of the Company are paid an annual retainer of $20,000 ($27,500 for the Chairperson of the Audit Committee), which is paid quarterly. Beginning in the fourth quarter of 2005, the quarterly payments were made in restricted shares of common stock of the Company, which vest over a four year period and provide for accelerated vesting upon the occurrence of certain events. On Tuesday, February 28, 2006, the Board of Directors, on recommendation of the Compensation Committee, approved payment of the annual retainer in unrestricted shares of the Company’s common stock. Payments will continue to be made quarterly, but the number of shares paid to each non-employee director will be based on the closing price of the Company’s common stock on the fifth business day immediately prior to the last day in the calendar quarter. In addition, the Board of Directors, on recommendation of the Compensation Committee, removed the restrictions on the restricted stock paid to the non-employee directors on December 30, 2005, effective March 24, 2005.

(c)	Exhibits

	Exhibit No.	Description
	10.01	KMG America Corporation Executive Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG AMERICA CORPORATION
(Registrant)

Date: March 3, 2006	By:	/s/ James E. Nelson
James E. Nelson
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.01	KMG America Corporation Executive Incentive Compensation Plan